SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Total System Services, Inc.

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Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer
March 19, 2010

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Wednesday, April 21, 2010, at the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2009 Annual Report.

We hope that you will be able to be with us and let us give you a review of 2009. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.tsys.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2010 Annual Meeting on our website for reference after the meeting.

Your vote is important. Please vote as soon as possible even if you plan to attend the meeting.

Thank you for your interest in TSYS.

Sincerely yours,

Philip W. Tomlinson

Total System Services, Inc.	•	Post Office Box 2506	•	Columbus, Georgia 31902-2506

TOTAL SYSTEM SERVICES, INC.®

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Wednesday, April 21, 2010

PLACE	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect seven directors to serve until the next Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2010.

(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 11, 2010.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

By order of the Board of Directors,

G. Sanders Griffith, III
Secretary

Columbus, Georgia
March 19, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning on or about March 19, 2010. The TSYS Board of Directors is soliciting proxies to be used at the 2010 Annual Meeting of TSYS Shareholders which will be held on April 21, 2010, at 10:00 a.m., at the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 11, 2010, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 11, 2010, 197,230,902 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly submit a proxy card or submit a proxy by telephone or via the Internet but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies: (1) FOR the election of all of the director nominees; and (2) FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2010. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

TSYS Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

Required Votes

To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).

The affirmative vote of a majority of the votes cast is also needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2010.

Abstentions and Broker Non-Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have no effect on the outcome of the vote to elect directors or ratify the appointment of KPMG LLP as TSYS’ independent auditor.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on the ratification of the appointment of KPMG LLP as TSYS’ independent auditor, the broker may exercise its discretion to vote for or against that proposal. If, however, you do not instruct the broker as to how to vote your shares on the election of directors, the broker may not exercise discretion to vote for or against this proposal. This would be a “broker non-vote” and these shares will not be counted as having been voted on the election of directors. Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone until 11:59 p.m. Eastern Time on April 20, 2010 by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet until 11:59 p.m. Eastern Time on April 20, 2010. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; (2) voting again by telephone or on the Internet before 11:59 p.m. Eastern Time on April 20, 2010; or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, April 21, 2010 at the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Directions to the auditorium can be obtained from the Investor Relations page of TSYS’ website at www.tsys.com.

Important Information Regarding Delivery of Proxy Materials

Notice and Access

The Securities and Exchange Commission (“SEC”) has adopted amendments to the proxy rules that change how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following two options for making proxy materials available to shareholders:

•	the full set delivery option; or

•	the notice only option.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others which is sometimes referred to as the hybrid model.

Full Set Delivery Option

Under the full set delivery option, a company delivers all proxy materials to its shareholders as it would have done prior to the change in the rules. This can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, companies must post all proxy materials on a publicly-accessible website and provide information to shareholders about how to access that website.

In connection with its 2008, 2009 and 2010 Annual Meetings of Shareholders, TSYS elected to use the full set delivery option. Accordingly, you should have received TSYS’ 2010 proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include the Proxy Statement, proxy card and 2009 Annual Report. Additionally, TSYS has posted these materials at http://annualreport.tsys.com.

Notice Only Option

Under the notice only option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other matters:

•	information regarding the date and time of the meeting of shareholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a shareholder can request paper or e-mail copies of the proxy materials.

If a shareholder requests paper copies of the proxy materials, these materials must be sent to the shareholder within three business days. Additionally, paper copies must be sent via first class mail.

TSYS’ Use of the Notice Only Option in the Future

Although TSYS has previously elected to use the full set delivery option, we may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate — meaning that fewer shareholders voted at these companies’ annual meetings. TSYS plans to continue to evaluate the future possible cost savings as well as the possible impact on shareholder participation as it considers future use of the notice only option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to be held on April 21, 2010

The Proxy Statement and Annual Report to security holders are available on our website at http://annualreport.tsys.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of TSYS are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by TSYS’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election and oversight of qualified management. It is also responsible for providing oversight to ensure that TSYS’ activities are conducted in a responsible and ethical manner. The Board is committed to having sound corporate governance principles.

Independence

The listing standards of the New York Stock Exchange (“NYSE”) provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no direct or indirect material relationship with TSYS. The Board has established guidelines for independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. These guidelines are set forth in our Corporate Governance Guidelines, are attached as Appendix A to this Proxy Statement and are also available in the Corporate Governance Section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”. In addition to applying these guidelines, the Board considers all relevant facts and circumstances in making an independence determination.

The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the guidelines for independence set by the Board. TSYS’ Board has determined that the following directors are independent: Richard Y. Bradley, Kriss Cloninger III, Walter W. Driver, Jr., Sidney E. Harris, Mason H. Lampton, W. Walter Miller, Jr., H. Lynn Page, John T. Turner, Richard W. Ussery, James D. Yancey and Rebecca K. Yarbrough. Please see “Certain Relationships and Related Transactions” on page 41 which includes information with respect to immaterial relationships between TSYS and its independent directors. This information was considered by the Board in determining a director’s independence from TSYS under TSYS’ guidelines for independence and NYSE listing standards.

Attendance at Meetings

The Board of Directors held six meetings in 2009. All directors attended at least 75% of Board and committee meetings held during their tenure during 2009. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All of our current directors attended the 2009 Annual Meeting of Shareholders.

Committees of the Board

TSYS’ Board of Directors has four principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Name	Audit	Compensation	and Nominating	Executive
James H. Blanchard				Chair
Richard Y. Bradley			Chair	✓
Kriss Cloninger III		✓		✓
Walter W. Driver, Jr.		✓
Gardiner W. Garrard, Jr.				✓
Sidney E. Harris	✓
Mason H. Lampton		Chair		✓
W. Walter Miller, Jr.			✓
H. Lynn Page	Chair			✓
Philip W. Tomlinson				✓
John T. Turner	✓
M. Troy Woods				✓
James D. Yancey			✓	✓
Rebecca K. Yarbrough			✓
Number of Committee Meetings Held in 2009	8	8	6	4

Executive Committee.  During the intervals between meetings of TSYS’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of the Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee.  The Report of the Audit Committee is on page 20. The Board has determined that all members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that at least one member, H. Lynn Page, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities;

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors; and

•	Monitoring the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing TSYS.

Corporate Governance and Nominating Committee.  The primary functions of the Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee.  The Report of the Compensation Committee is on page 32. The primary functions of the Compensation Committee include:

•	Establishing the overall corporate philosophy for TSYS’ executive compensation and benefit plans and programs, including salary structure, short-term incentives and long-term incentives, and making recommendations regarding changes in compensation and benefit plans and programs consistent with TSYS’ business needs, its pay philosophy, market trends and legal and regulatory considerations;

•	Designing and overseeing all compensation and benefit plans and programs in which employees of TSYS are eligible to participate; and

•	Determining the compensation of the Chief Executive Officer and completing an annual performance evaluation of the Chief Executive Officer, including the review and approval of performance measures and objectives relevant to the Chief Executive Officer’s compensation.

The Compensation Committee’s charter reflects these responsibilities and, except to the extent prohibited by NYSE rules or other applicable law or regulation, allows the Committee to delegate any matters within its power and responsibility to individuals or subcommittees when it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in its deliberations regarding executive compensation. The Committee engaged Hewitt Associates in January 2009 to provide recommendations regarding executive compensation consistent with TSYS’ business needs, pay philosophy, market trends and legal and regulatory considerations, to provide market data in connection with decisions regarding Chief Executive Officer and other executive officer base salary, short-term and long-term incentive compensation and to advise the Committee as to best practices.

In September 2009, the Committee engaged Watson Wyatt, now known as Towers Watson, to replace Hewitt Associates as its executive compensation consultant. Towers Watson was engaged by the Committee to review and make recommendations on the executive compensation benchmarking peer group, to provide an executive compensation benchmarking review and to provide design considerations for changes in the executive incentive compensation program.

In 2009, TSYS paid Hewitt Associates $142,136 for executive compensation consulting services. In addition, TSYS management engaged a separate unit of Hewitt Associates to provide services related to TSYS’ group health plans and the TSYS Medical Benefits Trust (collectively the “VEBA Services”). Hewitt Associates received $152,144 for providing VEBA Services, $51,037 of which was paid by TSYS and $101,107 of which was paid by the Trust. The engagement of Hewitt Associates to provide VEBA Services was not approved by the Committee. The Committee recognizes that it is essential to receive objective advice from its executive compensation consultant. In an effort to eliminate any perception that the advice received from its executive compensation consultant is not independent, in January 2010 the Committee implemented a pre-approval policy that requires the approval of the Committee before TSYS management can engage the executive compensation consultant for the Committee to provide additional services, other than the purchase of national and international compensation surveys for fees which do not exceed $25,000 in any fiscal year.

Hewitt Associates and Towers Watson were engaged directly by the Committee, although the Committee directed that both Hewitt Associates and Towers Watson continue to work with TSYS management on executive compensation issues. TSYS’ Executive Vice President of Administrative Services and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with TSYS’ Chief Executive Officer and with the advice of the executive compensation consultant. The Committee reviews and discusses these recommendations with our Chief Executive Officer and, exercising its discretion, makes the final decision with respect to the compensation of our executive officers. The Chief Executive Officer has no role in setting his own compensation. During 2009, TSYS’ Chief Executive Officer attended most of the Committee meetings but does not have authority to vote on Committee matters. At the request of the Committee, the executive compensation consultant attended most of the Committee meetings held in 2009.

Additional information regarding TSYS’ processes and procedures for the consideration and determination of executive compensation can be found under “Compensation Discussion and Analysis” on page 22.

Director Qualifications and Nominating Process

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of diversity of background, perspective and experience required for the Board as a whole and contains at least the minimum number of independent directors required by NYSE listing standards. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of TSYS’ business and, in furtherance of this goal, proposing the addition of members or not renominating members for purposes of obtaining the appropriate members and skills.

Our Corporate Governance Guidelines contain Board membership criteria considered by the Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess the personal qualities of personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust, and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to our Director Stock Ownership Guidelines. In addition to possessing the foregoing personal qualities, the Committee believes that a director candidate should possess a sufficient mix of independence and experience qualities and thus considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business, educational, governmental, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE (where independence is desired);

•	Whether the director/potential director has the financial acumen or other professional or business experience relevant to an understanding of TSYS’ business; and

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member.

In addition, in accordance with our Corporate Governance Guidelines, no person 75 years or older is eligible for election as a member of the Board.

The Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee may, from time to time, use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

In considering candidates for director nominee, the Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, background and experiences. Although the Committee does not have a separate policy with respect to the consideration of diversity in selecting director nominees, one of the criteria considered by the Committee in evaluating a director or a director candidate is whether the person assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience as set forth above. When the Committee meets to discuss director nominees, diversity forms part of its considerations. With respect to current directors, the Committee also considers past attendance at meetings and assesses participation in and contributions to the activities of the Board.

Director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

The Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as our bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee’s evaluation process does not vary based upon whether a candidate is recommended by a shareholder; provided, however, the procedural requirements set forth in our bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 44 must be met.

Meetings of Non-Management and Independent Directors

The non-management directors meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. The independent directors meet at least once a year. Richard Y. Bradley, the Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

The Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, One TSYS Way, Columbus, Georgia 31901 or by calling (888) 467-2881. These procedures are also available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”. The process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

Additional Information about Corporate Governance

TSYS has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access the Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”.

Board Leadership Structure and Risk Oversight

Philip W. Tomlinson has served as Chairman of the Board and Chief Executive Officer of TSYS since 2006 and has served in various capacities with TSYS since its inception in 1982, including Chief Executive Officer and President. We believe that having one person serve as both Chairman of the Board and Chief Executive Officer is appropriate at the present time as it demonstrates to our employees, customers, investors and the industry that TSYS operates under strong, seasoned and singular leadership. We further believe that having Mr. Tomlinson serve in a combined Chairman and Chief Executive Officer role helps provide strong unified leadership for our management team and the Board of Directors. Accordingly, we believe that having one person serve as Chairman of the Board and Chief Executive Officer, coupled with an independent Lead Director, is best for TSYS and our shareholders at this time.

Our bylaws and Corporate Governance Guidelines provide the Board with the flexibility to change the structure of the Chairman and Chief Executive Officer positions as and when appropriate. In addition, since 2003, our Corporate Governance Guidelines have required the election by the independent directors of an independent Lead Director to serve during any period when there is no independent Chairman of the Board in order to ensure that there is effective oversight by an independent board. Richard Y. Bradley currently serves as our Lead Director.

Under our Corporate Governance Guidelines, the Lead Director is responsible for: (a) providing leadership to ensure the Board works in an independent, cohesive fashion; (b) working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings; (c) ensuring Board leadership in times of crisis; (d) chairing Board meetings when the Chairman of the Board is not in attendance; (e) working with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and (f) developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors and acting as liaison between the independent directors and the Chairman of the Board on matters raised in these sessions. Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least four times a year and that our independent directors will meet in executive session at least once a year. As noted above, our Lead Director chairs these executive sessions which allow the Board to review key decisions and to discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

Additionally, as discussed under “Committees of the Board” above, our Board has four standing committees — an Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee and Executive Committee. In accordance with NYSE listing standards, the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee are each comprised solely of independent directors and each has a separate chair. Our Executive Committee is comprised of a majority of independent directors.

Our Audit Committee is primarily responsible for overseeing TSYS’ risk management processes on behalf of the full Board. The Audit Committee receives reports at least quarterly from TSYS’ Enterprise Risk Officer regarding risks facing TSYS. While the Audit Committee has primary responsibility for overseeing risk management, under our Corporate Governance Guidelines the full Board has retained authority for providing oversight of our risk management processes and is actively involved in overseeing risk management for TSYS. For example, TSYS’ Enterprise Risk Officer presents a report to the full Board on an annual basis and the Board discusses the most significant risks that TSYS is facing. The Board also receives reports regularly from the Audit Committee regarding its oversight of risk. In addition, our Compensation Committee considers the risks that may be implicated by our executive compensation programs and our Corporate Governance and Nominating Committee considers the risks within its area of responsibility, which considerations are reported to the Board through reports by the committee chairs. While the Board oversees TSYS’ risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing TSYS and that the leadership structure of our Board supports the Board’s effective oversight of TSYS’ risk management, particularly through the efforts of our Audit Committee.

We have determined that the current leadership structure of our Board under which our Chief Executive Officer serves as Chairman, our Lead Director assumes specified responsibilities on behalf of our independent and non-management directors and three of our four standing committee chairs are independent is the appropriate Board leadership structure for TSYS at this time.

DIRECTOR COMPENSATION

Director Compensation Program

The Corporate Governance and Nominating Committee is responsible for the oversight and administration of the director compensation program. TSYS does not pay management directors for Board service in addition to their regular employee compensation. As part of its review of director compensation, the Committee periodically engages an outside consultant to report on director compensation practices and levels, the most recent of which was the engagement by the Committee of Mercer Human Resources Consulting in 2006. The Committee generally reviews benchmarking assessments every two years and recommends any changes in director compensation to the Board for its approval, although the Committee determined not to take any action in 2009 or 2010 in light of current economic conditions that impact TSYS’ business. The current compensation program for non-employee directors has generally been in effect since 2007 and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of TSYS’ size; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table below, for the fiscal year ended December 31, 2009, non-employee directors received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer, the Chairperson of the Executive Committee received a $7,500 cash retainer (which amount represents the pro rata portion of a $15,000 retainer which will be paid in subsequent years) and the Lead Director received a $5,000 cash retainer.

By paying non-employee directors annual retainers for Board and Committee service, each director is compensated for his or her role and judgment as an advisor to TSYS, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board.

Deferral Program.  Non-employee directors may elect to defer all or a portion of their cash compensation under the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Mr. Harris deferred a portion of his cash compensation under this plan during 2009.

Equity Compensation of Directors.  During 2009, non-employee directors also received an annual award of 500 shares of restricted TSYS stock, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 11, 2009. These restricted stock awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

The Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase Plan, directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 15% (50% prior to July 2009) of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of TSYS stock purchased for their benefit under the Plan. TSYS’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. TSYS’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in TSYS and to share in the capital appreciation of TSYS.

Stock Ownership Guidelines.  The restricted stock awards to non-employee directors and TSYS’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer for Board service. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS. As of December 31, 2009, each director had satisfied these ownership guidelines.

Meeting Expenses.  TSYS reimburses Board members for expenses incurred in attending Board and committee meetings and for attending director continuing educational programs in their capacities as directors. Such expenses include food, lodging and transportation.

The following table summarizes the compensation paid to non-employee directors for the year ended December 31, 2009.

DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)

Richard E. Anthony	$40,000	$6,550	$6,500	$53,050
James H. Blanchard	57,500	6,550	—	64,050
Richard Y. Bradley	70,000	6,550	—	76,550
Kriss Cloninger III	60,000	6,550	6,500	73,050
Walter W. Driver, Jr.	50,000	6,550	5,000	61,550
Gardiner W. Garrard, Jr.	50,000	6,550	—	56,550
Sidney E. Harris	55,000	6,550	2,875	64,425
Alfred W. Jones III(3)	40,000	6,550	5,000	51,550
Mason H. Lampton	70,000	6,550	—	76,550
W. Walter Miller, Jr.	47,500	6,550	—	54,050
H. Lynn Page	80,000	6,550	—	86,550
John T. Turner	55,000	6,550	—	61,550
Richard W. Ussery	40,000	6,550	5,750	52,300
James D. Yancey	57,500	6,550	5,750	69,800
Rebecca K. Yarbrough	47,500	6,550	—	54,050

(1)	This column represents the aggregate grant date fair value of the 500 shares of restricted stock awarded to directors in 2009 calculated in accordance with FASB ASC Topic 718. The fair values of the awards granted on February 11, 2009 were calculated using the closing stock price on February 11, 2009 of $13.10. For a discussion of the assumptions used in calculating the values of the restricted stock awards reported in this column, see Note 16 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2009. At December 31, 2009, Mr. Anthony held 1,000 shares of restricted TSYS stock and the other directors each held 1,500 shares of restricted TSYS stock. Dividends are paid on the shares of restricted stock.

(2)	Includes $6,500 in contributions made by TSYS under TSYS’ Director Stock Purchase Plan for Messrs. Anthony and Cloninger, $5,750 for Messrs. Ussery and Yancey, $5,000 for Messrs. Driver and Jones and $2,875 for Mr. Harris. As described more fully above, directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 15% of the directors’ cash contributions under the plan.

(3)	Mr. Jones resigned as a director during 2009.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

At the date of this Proxy Statement, the Board of Directors consists of 16 members. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at 16. At the 2009 Annual Meeting the shareholders approved an amendment to TSYS’ Articles of Incorporation to phase out the three-year staggered terms of our directors and to provide instead for the annual election of all directors. Prior to the amendment, directors were elected to staggered three-year terms with approximately one-third of the directors standing for election each year. The amended Articles of Incorporation now provide that directors will be elected to one-year terms of office as the three-year terms expire at the 2010, 2011 and 2012 Annual Meetings. Accordingly, nominees elected for the directorships at the 2010 Annual Meeting will have terms expiring at the 2011 Annual Meeting. Other directors are not up for election this year and will continue in office for the remainder of their terms, at which time they (or their respective successors) will stand for election for a one-year term.

In October 2008, the Board of Directors amended our bylaws to adopt a majority vote standard for uncontested director elections. Under this standard, a nominee for director will be elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. However, directors will be elected by a plurality of the votes cast in a contested election.

All director nominees identified below are currently serving on the Board. If shareholders do not elect a nominee who is serving as a director, Georgia law provides that the director would continue to serve on the Board as a “hold over director.” Under our Corporate Governance Guidelines, an incumbent director that is not elected is expected to tender, promptly following certification of the voting results, his or her resignation from the Board, which resignation may be conditioned on Board acceptance of the resignation. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have agreed to tender, promptly following the failure to receive the required vote for election to the Board, an irrevocable resignation that will be effective upon Board acceptance of the resignation.

The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation within 90 days from the certification of the voting results and promptly publicly disclose its decision. A director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

Nominees

The following nominees have been selected by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: Richard E. Anthony, Sidney E. Harris, Mason H. Lampton, John T. Turner, M. Troy Woods, James D. Yancey and Rebecca K. Yarbrough, each to serve a one-year term expiring at the 2011 Annual Meeting.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

Members of the Board of Directors

The seven nominees for director were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters — Director Qualifications and Nominating Process” on page 7. The continuing directors were reviewed by the Committee in the same manner. The Committee evaluates each individual in the context of the Board as a whole with the objective of recommending a group of directors that can best perpetuate the success of TSYS’ business and represent the interests of shareholders.

The Committee determined that each director nominee and continuing director possesses the personal qualities of personal and professional integrity, sound judgment and forthrightness; has sufficient time to dedicate to the affairs of TSYS; is free from conflicts of interest with TSYS; is able to work in a collegial manner; and has satisfied the requirements of the Director Stock Ownership Guidelines. In addition, 11 of the Board’s 16 members are independent as defined by NYSE listing standards and meet the guidelines for independence set by the Board.

The Committee also assessed the experience qualifications of each director nominee and continuing director. To follow is certain information with respect to each director nominee and other directors serving unexpired terms, including information with respect to the specific experience, qualifications or skills that led the Board to conclude, upon the Committee’s recommendation, that the person should serve as a director. Directors who are nominees for election at the 2010 Annual Meeting are listed first.

Richard E. Anthony —	Nominee — Chairman of the Board and Chief Executive Officer, Synovus Financial Corp. — Director since 2006

Mr. Anthony, 63 years of age, has served as Chairman of the Board and Chief Executive Officer of Synovus Financial Corp., a financial services company (“Synovus”), since October 2006. From 1995 until 2006, Mr. Anthony served in various capacities with Synovus, including Chief Executive Officer and President and Chief Operating Officer. Mr. Anthony also serves as a director of Synovus. His business experience includes service on the boards of the Georgia Chamber of Commerce, the Business Council of Alabama, The Economic Development Partnership of Alabama, the American Bankers Association and membership with the Financial Services Roundtable, the State of Georgia Economic Development Commission and the Commission for a New Georgia. Mr. Anthony is a graduate of the University of Alabama, with a Bachelors degree in finance, and he earned a Masters degree in business administration from the University of Virginia. Mr. Anthony brings to the TSYS Board his experience in the financial services industry, and his insights and perspectives as the principal executive officer of a public company in the financial services industry. As financial services companies comprise a large portion of our customer base, Mr. Anthony provides valuable insight to the Board on matters that impact our customers and our company. Mr. Anthony’s term of office expires at the 2010 Annual Meeting.

Sidney E. Harris — Nominee — Professor, Georgia State University — Director since 1999

Mr. Harris, 60 years of age, has served as a professor at Georgia State University since July 1997. From 1997 until 2004, Mr. Harris served as Dean of the J. Mack Robinson College of Business at Georgia State University. In 1987, Mr. Harris joined the faculty of the Peter F. Drucker Graduate School of Management at the Claremont Graduate School and served as Dean of Drucker from 1991 until 1996. His research has focused on strategy implementation, general management and the strategic use of information in the strategy, structure and culture of high performance organizations. He has lectured internationally at several universities, and served as a member of the board of the Society of International Business Fellows. Mr. Harris serves as a director of the RidgeWorth Funds and the GenSpring Growth Capital Portfolios, and has served as a director of The ServiceMaster Company and Transamerica Investors, Inc. Mr. Harris is a graduate of Morehouse College and he earned a PhD in operations research at Cornell University. Mr. Harris’ knowledge of best practices in executive management, familiarity with international business practices and expertise in corporate strategy implementation and risk management help the TSYS Board address challenges that TSYS encounters as it expands internationally and manages enterprise risk. Mr. Harris’ term of office expires at the 2010 Annual Meeting.

Mason H. Lampton —	Nominee — Chairman of the Board, Standard Concrete Products — Director since 1986

Mr. Lampton, 62 years of age, was named Chairman of the Board of Standard Concrete Products, a construction materials company, in June 2004. He has owned and led Standard Concrete Products since 1996. Prior to 1996, Mr. Lampton was president and owner of The Hardaway Company, a construction company. Mr. Lampton also serves as a director of Synovus. His prior business experience also includes serving as a director and as a member of the Audit Committee of another public company, Citizens Fidelity Corporation. He has served as a member of the TSYS and Synovus Audit Committees, Executive Committees and Compensation Committees. Mr. Lampton is a graduate of Vanderbilt University. Mr. Lampton’s skills in risk management, directing corporate strategy and public company board expertise provide the TSYS Board with valuable insights as the Board oversees TSYS’ strategic development. Mr. Lampton’s term of office expires at the 2010 Annual Meeting.

John T. Turner — Nominee — Private Investor — Director since 2003

Mr. Turner, 53 years of age, is a private investor and a director of the W.C. Bradley Co., a privately held consumer products goods company. Mr. Turner served for 20 years in various capacities with the W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. Mr. Turner has for many years been actively involved in initiatives encompassing a variety of entrepreneurial, social and environmental interests. Mr. Turner is a graduate of Vanderbilt University. Mr. Turner’s experience in business management, corporate strategy development, including international business, and risk assessment provide the TSYS Board with a valuable perspective on matters relating to TSYS’ strategic growth and enterprise risk management. Mr. Turner’s term of office expires at the 2010 Annual Meeting.

M. Troy Woods —	Nominee — President and Chief Operating Officer, Total System Services, Inc. — Director since 2003

Mr. Woods, 58 years of age, was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President. Mr. Woods is a graduate of Columbus State University, the University of Virginia’s Graduate School of Retail Bank Management and Louisiana State University’s School of Banking of the South. Mr. Woods’ business experience includes service in the financial services industry in a variety of capacities, including as a senior vice president of consumer lending. Mr. Woods’ extensive knowledge of TSYS’ business, operations and employees, risk management and negotiating skills, as well as his extensive experience in the payment services and financial services industries provide invaluable resources to TSYS’ Board. Mr. Woods’ term of office expires at the 2010 Annual Meeting.

James D. Yancey —	Nominee — Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp. — Director since 1982

Mr. Yancey, 68 years of age, retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served for over 45 years in various capacities with Synovus and/or its subsidiary, Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company. Mr. Yancey also serves as a director of Synovus. His business experience includes service as a member of the Financial Services Roundtable, the Board of Regents of the University System of Georgia and as a director of the Georgia Chamber of Commerce. Mr. Yancey is a graduate of Columbus State University. Mr. Yancey provides a valuable perspective to the TSYS Board based on his experience in overseeing the management of a bank engaged in the credit card business, as a large portion of TSYS’ customer base is comprised of credit card issuing banks. Mr. Yancey’s term of office expires at the 2010 Annual Meeting.

Rebecca K. Yarbrough — Nominee — Private Investor — Director since 1999

Mrs. Yarbrough, 72 years of age, is a private investor who has had an interest in TSYS that developed over a period of many years. From 1995 until 1999, Mrs. Yarbrough served on the board of directors of Universal Bank, N.A., the former credit card bank that was formed in 1990 in connection with the former AT&T Universal Card credit card, for which TSYS served as the exclusive provider of processing services for a number of years. Mrs. Yarbrough has held leadership positions with several community organizations over a number of years. Mrs. Yarbrough is a graduate of Huntingdon College, with a degree in business administration. Mrs. Yarbrough’s leadership experience in non-profit organizations, experience as a director of Universal Bank, and her understanding of TSYS’ business as a long-time investor of TSYS since the time of its initial public offering in 1983 provides the TSYS Board with a valuable unique viewpoint that contributes to the Board’s effectiveness. Mrs. Yarbrough’s term of office expires at the 2010 Annual Meeting.

James H. Blanchard —	Continuing Director — Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp. — Director since 1982

Mr. Blanchard, 68 years of age, was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served as Chief Executive Officer of Synovus. Mr. Blanchard continues to serve as a director of Synovus. Mr. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. Although he continues to serve in this capacity, he retired as an executive officer of TSYS in conjunction with his retirement as an executive officer of Synovus in October 2006. Mr. Blanchard also serves as a director of AT&T Corporation and has served as a director of BellSouth Corporation. Mr. Blanchard’s business experience includes service on the boards of the Financial Services Roundtable, BITS (formerly, Bankers Information Technology Secretariat), the American Bankers Association, the Georgia Chamber of Commerce and the Georgia Research Alliance, and membership with The University of Georgia Dean’s Advisory Board for the Terry College of Business. Mr. Blanchard is a graduate of the University of Georgia, and he earned a law degree from the University of Georgia School of Law. Mr. Blanchard’s leadership and consensus-building skills, experience as the principal executive officer of a public company in the financial services industry, experience in the payment services industry and understanding of TSYS’ business and historical development give TSYS’ Board valuable insights related to matters of strategic importance. Mr. Blanchard’s term of office expires at the 2012 Annual Meeting.

Richard Y. Bradley — Continuing Director — Partner, Bradley & Hatcher — Director since 1991

Mr. Bradley, 71 years of age, is a lawyer with the law firm of Bradley & Hatcher. His professional career includes the practice of law for 44 years, most recently as a partner with the Bradley & Hatcher firm from July 1995 to the present. Mr. Bradley also serves as a director of Synovus. He has significant experience in corporate governance matters, having chaired the Corporate Governance and Nominating Committees of the TSYS and Synovus boards since 2000 and has Board leadership experience having served as TSYS’ Lead Director since 2008. Mr. Bradley’s business and professional experience includes serving as President of Bickerstaff Clay Products Company, Inc., a structural clay products manufacturing company, President of the Georgia State Bar from 1983 — 1984 and Chairman of Georgia’s Institute of Continuing Legal Education from 1984 — 1985. Mr. Bradley is a fellow of the American College of Trial Lawyers. Mr. Bradley is a graduate of the University of Georgia School of Business, and he earned a law degree from the University of Georgia School of Law. Mr. Bradley’s legal training and experience, his experience in corporate governance-related matters and his leadership and consensus-building skills are of great value in his leadership role on TSYS’ Board. Mr. Bradley’s term of office expires at the 2012 Annual Meeting.

Kriss Cloninger III —	Continuing Director — President and Chief Financial Officer, Aflac Incorporated — Director since 2004

Mr. Cloninger, 62 years of age, has served in various capacities with Aflac Incorporated, an insurance holding company, since joining Aflac in 1992, including President and Chief Financial Officer, a title he has held since 2001. Mr. Cloninger also serves as a director of Aflac. Mr. Cloninger also serves as a director of Tupperware Brands Corporation and chairs its Audit Committee. Mr. Cloninger’s business experience includes serving as a principal with KPMG LLP. Mr. Cloninger is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Cloninger is a graduate of the University of Texas at Austin and he earned a Masters degree in business administration from the University of Texas at Austin. Mr. Cloninger’s experience as a principal financial officer of a public company with a strong international business provides an important perspective to the TSYS Board as TSYS expands internationally. Mr. Cloninger’s term of office expires at the 2011 Annual Meeting.

Walter W. Driver, Jr. —	Continuing Director — Chairman — Southeast, Goldman, Sachs & Co. — Director since 2002

Mr. Driver, 64 years of age, has served as Chairman-Southeast of Goldman, Sachs & Co., an investment banking and securities firm, since January 2006. Mr. Driver practiced law with the law firm of King & Spalding from 1970 until 2006, and served as Managing Partner or Chairman of the firm from 1999 until 2006. Mr. Driver’s law practice focused on many aspects of representation of financial institutions, including financing transactions. Mr. Driver also serves as a director of Equifax Inc. Mr. Driver is a graduate of Stanford University and he earned a law degree from the University of Texas School of Law. Mr. Driver’s legal training and experience, his negotiating skills, risk assessment skills and understanding of complex financial transactions benefit the TSYS Board in its discussion of matters of strategic importance. Mr. Driver’s term of office expires at the 2012 Annual Meeting.

Gardiner W. Garrard, Jr. —	Continuing Director — Chairman of the Board, The Jordan Company — Director since 1982

Mr. Garrard, 69 years of age, was named Chairman of the Board of The Jordan Company, a real estate development and private equity investments company, in 2009. He served as President of The Jordan Company from 1975 until his election as Chairman of the Board. Mr. Garrard also serves as a director of Synovus. Mr. Garrard has served as a member of, and as Chairman of, the TSYS and Synovus Audit Committees and Compensation Committees. Mr. Garrard is a graduate of the University of North Carolina and he earned a law degree from the University of Georgia School of Law. Mr. Garrard’s executive management experience, leadership skills, public company board expertise and legal training provide the TSYS Board with leadership and consensus building skills on matters of strategic importance. Mr. Garrard’s term of office expires at the 2012 Annual Meeting.

W. Walter Miller, Jr. —	Continuing Director — Group Executive, Retired, Total System Services, Inc. — Director since 1993

Mr. Miller, 61 years of age, retired from TSYS as a Group Executive in 2001 after over 27 years of employment with TSYS and Synovus. Mr. Miller was responsible for TSYS’ card production area and statement production areas at the time of his retirement from TSYS. Prior to that, Mr. Miller was responsible for supervision of TSYS’ subsidiary companies, and prior to that, he was responsible for TSYS’ human resources division. Mr. Miller’s employment with Synovus included serving as head of the bankcard division of Columbus Bank and Trust Company. Mr. Miller’s extensive knowledge of TSYS’ business and operations and experience in the payment services and financial services industries gives TSYS’ Board the perspective of someone who has managed a number of key areas of TSYS’ business operations. Mr. Miller and H. Lynn Page are first cousins and Mr. Miller’s spouse and John T. Turner are first cousins. Mr. Miller’s term of office expires at the 2012 Annual Meeting.

H. Lynn Page —	Continuing Director — Vice Chairman of the Board, Retired, Synovus Financial Corp. — Director since 1982

Mr. Page, 69 years of age, was elected Vice Chairman of Synovus in 1990 and retired from that position in 1991. Prior to 1991, Mr. Page served for over 26 years in various capacities with Synovus or its subsidiary, Columbus Bank and Trust Company, or with TSYS, including President of Synovus and Vice Chairman of TSYS. During Mr. Page’s service as an executive officer of Synovus, he served as the chief financial officer of Synovus, or the chief financial officer of Synovus reported directly to him. Mr. Page also serves as a director of Synovus. He is a graduate of the Georgia Institute of Technology. Mr. Page brings to the TSYS Board financial expertise, executive management experience in overseeing the financial reporting of a public company, risk management skills and years of business experience with TSYS and in the financial services industry, enabling him to provide valuable leadership to the TSYS Board’s oversight of financial reporting and enterprise risk management. Mr. Page and W. Walter Miller, Jr. are first cousins. Mr. Page’s term of office expires at the 2011 Annual Meeting.

Philip W. Tomlinson —	Continuing Director — Chairman of the Board and Chief Executive Officer, Total System Services, Inc. — Director since 1982

Mr. Tomlinson, 63 years of age, was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major relationship that has shaped TSYS’ development. Mr. Tomlinson is a director of Synovus, a member of the Financial Services Roundtable and a graduate of Louisiana State University’s School of Banking of the South. Mr. Tomlinson is also a member of the Georgia Institute of Technology Advisory Board and the Columbus State University Board of Trustees. Mr. Tomlinson’s leadership skills, his relationship-building and risk management skills, his extensive knowledge of and years of experience with TSYS and his knowledge and understanding of the payment services and financial services industries provide invaluable resources to TSYS’ Board. Mr. Tomlinson’s term of office expires at the 2011 Annual Meeting.

Richard W. Ussery —	Continuing Director — Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc. — Director since 1982

Mr. Ussery, 62 years of age, retired as an executive employee of TSYS in June 2005 and served as a non-executive Chairman of the Board until January 2006. Prior to 2005, Mr. Ussery served for over 40 years in various capacities with TSYS or Synovus’ subsidiary, Columbus Bank and Trust Company, including Chairman of the Board and Chief Executive Officer of TSYS. His business experience includes serving as a director of the Georgia Power Company, an electric utility subsidiary company of Southern Company. Mr. Ussery is a graduate of Auburn University, with a degree in business. Mr. Ussery’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries and understanding of TSYS’ business and historical development give him unique insights into our company’s challenges, opportunities and business. Mr. Ussery’s term of office expires at the 2011 Annual Meeting.

PROPOSAL 2: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2010 and TSYS’ internal control over financial reporting as of December 31, 2010. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS

Philip W. Tomlinson(1)	63	Chairman of the Board and Chief Executive Officer
M. Troy Woods(1)	58	President and Chief Operating Officer
James B. Lipham(2)	61	Senior Executive Vice President and Chief Financial Officer
William A. Pruett(3)	56	Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye(4)	57	Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III(5)	56	Senior Executive Vice President, General Counsel and Secretary

(1)	As Messrs. Tomlinson and Woods are directors of TSYS, relevant information pertaining to their positions with TSYS is set forth under the caption “Members of the Board of Directors” on page 12.

(2)	James B. Lipham was elected as Senior Executive Vice President and Chief Financial Officer of TSYS in April 2004. From 1995 until 2004, Mr. Lipham served as Executive Vice President and Chief Financial Officer of TSYS. From 1987 until 1995, Mr. Lipham served in various financial capacities with TSYS, including Senior Vice President and Treasurer.

(3)	William A. Pruett was elected as Senior Executive Vice President and Chief Client Officer of TSYS in April 2004. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1982 until 1993, Mr. Pruett served in various capacities with TSYS, including Senior Vice President.

(4)	Kenneth L. Tye was elected as Senior Executive Vice President and Chief Information Officer of TSYS in April 2004. From 1999 until 2004, Mr. Tye served as Executive Vice President and Chief Information Officer of TSYS. From 1982 until 1999, Mr. Tye served in various capacities with TSYS, including Senior Vice President.

(5)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988. From 1988 until 2008, Mr. Griffith served in various capacities with Synovus, including Senior Executive Vice President, General Counsel and Secretary.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2009.

	Shares of TSYS	Shares of TSYS	Shares of TSYS
	Stock	Stock	Stock		Percentage of
	Beneficially	Beneficially	Beneficially	Total	Outstanding
	Owned with	Owned with	Owned with	Shares of	Shares of
	Sole Voting	Shared Voting	Sole Voting and	TSYS Stock	TSYS Stock
	and Investment	and Investment	No Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/09	12/31/09	12/31/09	12/31/09(1)	12/31/09

Richard E. Anthony	248,841	34,082	1,000	283,923	*
James H. Blanchard	291,842	1,109,269	1,741	1,402,852	*
Richard Y. Bradley	41,562	76,259	1,741	119,562	*
Kriss Cloninger III	8,083	—	1,500	9,583	*
Walter W. Driver, Jr.	8,561	—	1,500	10,061	*
Gardiner W. Garrard, Jr.	101,588	301,794	1,741	405,123	*
Sidney E. Harris	9,079	—	1,500	10,579	*
Mason H. Lampton	119,980	84,376 (2)	1,741	206,097	*
James B. Lipham	127,161	600	32,747	709,693	*
W. Walter Miller, Jr.	88,898	272,647	1,500	372,170	*
H. Lynn Page	487,086	121,079	1,741	609,906	*
William A. Pruett	190,816	—	33,788	801,763	*
Philip W. Tomlinson	551,114	185,173	102,288	1,820,890	*
John T. Turner	15,774	1,790,984	1,500	1,808,258	*
Kenneth L. Tye	108,462	850	33,520	703,291	*
Richard W. Ussery	438,835	184,064	1,500	1,353,631	*
M. Troy Woods	156,078	2,279	93,663	931,698	*
James D. Yancey	477,813	282,993	1,741	762,547	*
Rebecca K. Yarbrough	186,063	309,602 (3)	1,500	497,165	*
Directors and Executive Officers as a Group (20 persons)	3,796,364	4,757,734	395,632	13,093,615	6.5

*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown in the table above for each of the directors and executive officers of TSYS listed above include, as of December 31, 2009, for each of the directors and executive officers of TSYS listed below the following shares: (a) under the heading “Stock Options” the number of shares of TSYS stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of TSYS stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	—	30,652
James H. Blanchard	—	882,047
Gardiner W. Garrard, Jr.	—	122,180
James B. Lipham	549,185	—
W. Walter Miller, Jr.	9,125	—
William A. Pruett	577,159	16,992
Philip W. Tomlinson	982,315	—
Kenneth L. Tye	560,459	—
Richard W. Ussery	729,232	—
M. Troy Woods	679,678	20,022
James D. Yancey	—	10,251
Directors and Executive Officers as a Group (20 persons)	4,143,885	1,082,144

(2)	Includes 52,410 shares of TSYS stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of these shares.

(3)	Includes 72,000 shares of TSYS stock held in a trust for which Mrs. Yarbrough is not the trustee. Mrs. Yarbrough disclaims beneficial ownership of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 5 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP TSYS’ audited financial statements as of and for the year ended December 31, 2009;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Audit Committee
H. Lynn Page, Chairman
Sidney E. Harris
John T. Turner

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2009 and December 31, 2008 and fees billed for other services rendered by KPMG during those periods.

	2009	2008

Audit Fees(1)	$1,822,000	$1,931,000
Audit Related Fees(2)	1,849,000	1,652,000
Tax Fees(3)	345,000	278,000
All Other Fees	-0-	-0-

Total	$4,016,000	$3,861,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of TSYS’ executive compensation program, the material compensation decisions made under the program and the material factors considered in making those decisions. Specifically, this CD&A includes the following sections:

•	Compensation Philosophy — this section summarizes the objectives of TSYS’ executive compensation program and describes what the program is designed to reward, how our program works in practice and how the program aligns our executives’ interests with the interests of our shareholders;

•	Primary Elements of Compensation — this section identifies the primary elements of an executive’s compensation package, describes why each element was chosen, discusses how each element of compensation, and the decisions regarding that element, fit into our overall compensation objectives and affect decisions regarding other elements, and indicates how the amount (and where applicable, the formula) for each element is determined;

•	Analysis — this section discusses the analytic tools used in assessing and setting executive compensation, including the use of tally sheets, benchmarking and information about our peer companies;

•	Other Issues and Policies — this section provides information on employment agreements, post- termination compensation philosophy, tax considerations and other issues that relate to our executive compensation program;

•	Compensation Realized By Named Executive Officers for 2009 — this section discusses compensation realized by named executive officers for 2009;

•	Significant Events After December 31, 2009 — this section highlights post-year-end events that may affect compensation paid to or earned by named executive officers for 2009; and

•	Conclusion — this section concludes the CD&A.

The series of tables following this CD&A provide detailed information about the compensation earned by or paid to the following named executive officers:

•	Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer;

•	James B. Lipham, Senior Executive Vice President and Chief Financial Officer;

•	M. Troy Woods, President and Chief Operating Officer;

•	William A. Pruett, Senior Executive Vice President and Chief Client Officer; and

•	Kenneth L. Tye, Senior Executive Vice President and Chief Information Officer.

For information about the Compensation Committee and its charter, its processes and procedures for administering TSYS’ executive compensation program, the role of compensation consultants and other governance information, please see “Committees of the Board” on page 5.

Compensation Philosophy

TSYS has established a competitive, performance-oriented executive compensation program designed to support our strategic goals. Specifically, TSYS’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain an executive compensation program that allows us to recruit and retain top level executive talent. Our executive compensation program is performance-oriented. A guiding principle of our compensation program is “average pay for average performance — above-average pay for above-average performance — below-average pay for below-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short-term and long-term performance.

This pay for performance philosophy is reflected in different aspects of our executive compensation program, including the compensation of our Chief Executive Officer. For 2009, the total annual cash compensation, i.e., the combination of base salary and annual incentive bonus, earned and paid to our Chief Executive Officer was less than the amount of total annual cash compensation earned and paid for the prior year because no incentive cash bonus was paid for 2009, as TSYS did not achieve the predetermined growth in earnings per share goal set by the Committee.

In addition, the total annual cash compensation earned and paid for 2008 to our Chief Executive Officer was less than the amount of total annual cash compensation earned and paid for 2007. Although TSYS achieved a predetermined level of growth in earnings per share sufficient to pay a bonus at approximately 42.5% of the target level, the Chief Executive Officer recommended that the amount of the bonus be reduced to 25% of the target amount. This recommendation was accepted by the Committee.

Furthermore, in 2009, half of the equity awards received by each of the named executive officers, including the Chief Executive Officer, were performance-based, i.e., performance share awards with vesting based upon performance. As TSYS did not attain the predetermined growth in earnings per share goal for 2009, all of the performance shares awarded in 2009 were forfeited.

In 2008, more than one-half of the Chief Executive Officer’s equity award, and more than one-half of all of the Chief Executive Officer’s total compensation, was performance-based. The performance-based compensation included an annual incentive cash bonus opportunity, a grant of performance-based restricted stock, and a grant of performance shares. The performance-based restricted stock is conditioned upon the Chief Executive Officer’s continued employment for five to seven years and upon the satisfaction of performance goals established each year by the Committee for the same period of time. The performance goals were an earnings per share goal for 2008 and 2009.

For 2009, the contributions to TSYS’ retirement plans for the Chief Executive Officer decreased because TSYS did not make a Profit Sharing Plan contribution and because the Chief Executive Officer’s total annual cash compensation, which is the basis for TSYS’ Money Purchase Pension Plan contribution, decreased.

TSYS’ executive compensation program is designed to support corporate strategic goals, including growth in earnings per share (“EPS”) and total shareholder return (“TSR”). As described in more detail below, EPS growth is the driver of our Annual Incentive Program (“AIP”). The AIP is our short-term incentive program that provides performance-based cash bonuses. EPS growth coupled with TSR is the driver of our Long-Term Incentive Program (“LTIP”). EPS is the performance measure used to determine vesting of certain performance-based restricted stock awards. TSYS believes that the high degree of performance orientation and the use of EPS, EPS growth and TSR targets serve to align the interests of our executives with the interests of our shareholders. TSYS has also adopted stock ownership guidelines that further align our executives’ interests with the interests of our shareholders. Finally, the Committee has the right to exercise downward discretion in connection with performance-based compensation and can reduce or eliminate the amount that would otherwise be awarded under the approved schedule. For example, amounts can be reduced to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains or for affordability.

Information on the compensation realized by the named executive officers for 2009 is set forth in the table on page 31.

Primary Elements of Compensation

We believe that the primary elements of our executive compensation program promote the objectives of aligning compensation with performance measures that are directly related to TSYS’ financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks. The primary elements of compensation in TSYS’ executive compensation program are summarized in the table below.

Compensation Element	Objective	Key Features
Base Pay	To provide a fixed level of cash compensation for executive officers commensurate with their respective skills, responsibilities, experience and performance.	Targeted at median of market. Adjustments are based on an executive’s current and anticipated future performance with benchmarking to our peer companies.
Annual Incentive Program — performance-based cash bonuses	To motivate executive officers to produce outstanding financial results and to reward executive officers for attaining financial goals.	Cash bonuses are a function of base pay and EPS growth.
Long-Term Incentive Program — equity awards	To align interests of executive officers with shareholders and to retain executive officers.
Award is a multiple of base pay determined by both EPS growth and TSR.

One-half of award is paid in stock options and one-half is paid in performance share awards (with the number of actual shares determined over a three-year period).

Qualified Plans: Money Purchase Pension Plan, Profit Sharing Plan and 401(k) Savings Plan	To provide retirement income for executive officers (and other employees).
Broad-based retirement plans. TSYS contributes 7% of eligible compensation to the Money Purchase Pension Plan, and TSYS makes discretionary contributions to the Profit Sharing Plan and the 401(k) Savings Plan based on profitability.

Contributions are fully vested after 5 years.

Deferred Compensation Plan	To provide additional retirement savings and income deferral opportunities.
Executive officers can elect to defer a portion of their base salary and cash bonuses under the AIP.

TSYS contributes an amount equal to the amount that would have been contributed to the Qualified Plans but for IRS limits.

Base Pay.  Base pay provides our executives with a level of compensation commensurate with their respective skills, responsibilities, experience and performance. It is the amount paid to an executive for performing his or her job on a daily basis. TSYS targets base pay at the median of the market for comparable positions. To ensure that base pay is competitive, TSYS benchmarks an executive’s base pay against base pay paid by our peer companies. See the “Analysis” section below for a list of our peer companies and information on the process used to select our peer companies.

When establishing base pay, the Committee compares each executive’s current base pay to the market median for that position using proxy statement information from the peer companies as well as external market surveys. For certain positions for which there is no clear market match in the benchmarking data, the Committee uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. After reviewing the benchmarking data, the Committee establishes a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the peer companies, individual performance may affect base pay. For example, an executive whose performance is not meeting expectations may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to TSYS’ performance, except over the long term since revenues are used in benchmarking base pay against the peer companies. Comparison of an executive’s base pay to the base pay of other TSYS executives may also be a factor in establishing base pay, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. Because of the process used to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position. For 2009, no named executive officer received an increase in base pay.

Annual Incentive Program.  Annual cash bonuses under the AIP provide an incentive for our executives to meet our short-term performance goals. In addition, given the prevalence of short-term incentive compensation in the marketplace, AIP awards are part of a competitive compensation program. The AIP is discussed in detail below. However, for 2009, no named executive officer received any payment under the AIP.

AIP awards are tied directly to our fundamental operating performance measured over a one-year period. Each year the Committee establishes a performance target which is generally based upon the percentage growth in EPS from the prior year. The Committee also establishes payout targets. A payout target goal of 100% equates to a “market” award, which is a typical short-term incentive award for similar positions at the peer companies, expressed as a percentage of base pay earned during the year. See the “Analysis” section below for a list of our peer companies and information on the process used to select our peer companies.

Actual AIP payout targets for 2009 were set taking into account median market data at the peer companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The 2009 AIP payout target for Messrs. Tomlinson and Woods is 100% of base pay, and the 2009 AIP payout target for TSYS’ other named executive officers is 85% of base pay.

The amount of an AIP award ranges from zero to 200% of the payout target in accordance with a schedule approved by the Committee each year. For 2009, the Committee approved the following schedule:

EPS Percentage Growth	Percent of Target Bonus Paid

Below 1%	0%
1.0%	25%
2.0%	50%
3.0%	75%
4.0%	100%
5.0%	125%
6.0%	150%
7.0%	175%
8.0% and above	200%

TSYS had EPS growth of less than 1% for 2009. Accordingly, no bonuses were paid under the AIP for 2009.

Long-Term Incentive Program.  Equity awards under the LTIP provide an incentive for our executives to provide exceptional return to shareholders by tying a significant portion of their compensation to growth in shareholder value. Equity awards also align the interests of our executives and our shareholders by awarding executives equity in TSYS. Finally, given the prevalence of long-term incentive compensation in the marketplace, LTIP awards are part of a competitive compensation program.

Each year the Committee establishes performance measures for LTIP awards. LTIP awards are expressed as a multiple of an executive’s base pay. LTIP payout targets are set taking into account median market data at the peer companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. See the “Analysis” section below for the identity of our peer companies and for information on the process used to select our peer companies.

LTIP awards are generally paid one-half in stock options and one-half in performance share awards. Stock options will be awarded in the performance year. Performance share awards will be denominated in U.S. dollars when awarded and will ultimately be paid in the form of TSYS stock after the end of the three-year performance period.

Because the Committee may take action to approve LTIP awards on or near the date that TSYS’ earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to executive officers to ensure that the earnings releases have had time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. However, if the date of the TSYS earnings release or the date the Committee takes action is within five business days of the last business day of the month, the grant date is postponed for five business days after the later of the TSYS earnings release or the date the Committee takes action. With respect to performance-based equity awards, awards vest on the date that the Committee certifies that the required performance measures have been attained. In addition, the stock price on the date that the Committee certifies that required performance measures have been attained is used to determine the number of performance shares received by an executive in connection with a performance share award.

50% of LTIP Award Paid in Stock Options.  The value of a stock option is estimated to be equal to approximately one-third the value of a restricted stock award. The value of a stock option is determined as of the date of grant. Stock options will vest in three equal installments on the first, second and third anniversaries of the date of grant.

50% of LTIP Award Paid in Performance Share Awards.  Performance share awards are expressed as a multiple of an executive’s base pay. Performance share awards are denominated in U.S. dollars when awarded. The ultimate value of a performance share award is tied to our EPS growth and our TSR performance relative to our peer companies. Each year the Committee establishes an initial performance target stated as a percentage change in EPS from the prior year and a three-year performance target based on our TSR performance relative to our peer companies.

The EPS growth schedule is the same schedule used to determine payouts under the AIP. The Committee approved the following TSR schedule for the performance share awards:

TSYS’ Rank in 3 Year
TSR vs. Peer Companies	Percentile		Payout Multiplier
Top 20%	81st to 100		120%

Next 20%	61 to 80		110%

Middle 20%	41 to 60		100%

Next 20%	21 to 40		90%

Bottom 20%	1 to 20	th	80%

The actual value of a performance share award for any year is determined as follows:

•	Year 1. An executive receives a performance share award (denominated in U.S. dollars). For example, assume an executive with base pay of $425,000 receives an LTIP award equal to 250% of base pay. Because one-half of the LTIP award is payable in performance shares, the executive will have a performance share award target equal to $531,250 ($425,000 x 250% x 50%).

•	Year 2. An initial determination of the number of performance shares awarded to the executive is made after the end of Year 1 based on attainment of EPS growth targets for Year 1. For example, assume that based on EPS growth the Committee determines that the executive is entitled to 75% of the performance share award. The executive’s performance share award is valued at $398,438 (75% of $531,250). The initial number of shares will be determined by the closing price of TSYS stock on the date the Committee certifies that the performance measure was attained. If the value of TSYS stock on that date is $17.00, the executive’s initial award is set at 23,438 performance shares ($398,438/17).

•	Year 3. The number of performance shares may be increased or decreased +/- 20% after the end of Year 3 based on attainment of TSR growth targets for the three-year period ending in Year 3. Once the final number of performance shares is determined, performance shares are paid to the executive in shares of TSYS stock. For example, assume that TSYS’ TSR for the three-year period relative to our peer companies fell in the 81st to 100th percentile and that based on TSR the Committee determines that the number of performance shares will be increased by 20%. The executive’s 23,438 performance shares will be increased to 28,125 (120% of 23,438), and the executive will receive 28,125 shares of TSYS stock.

February 3, 2009 LTIP Awards.  Messrs. Tomlinson and Woods received LTIP awards equal to 250% of base pay, and TSYS’ other named executive officers received LTIP awards equal to 150% of base pay. Each named executive officer received 50% of his 2009 LTIP award in the form of stock options with a grant date of February 3, 2009. The closing price of TSYS stock on February 3, 2009 was used as the exercise price for the stock options. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the Grants of Plan-Based Awards table on page 34.

Each named executive officer also received 50% of his LTIP award in the form of a performance share award target. Because TSYS failed to attain the EPS growth measures established for the performance shares awarded to the named executive officers on February 3, 2009, the performance shares were forfeited. Performance share award targets are included in the Grants of Plan-Based Awards table on page 34.

2008 Special Equity Awards.  In addition to annual awards under the LTIP, the Committee has granted other long-term incentive awards. Effective February 6, 2008, the named executive officers received restricted stock awards under a special equity grant. The special equity grant was designed to align the interests of TSYS’ executives with shareholders following TSYS’ spin-off from Synovus on December 31, 2007 and to provide a key retention tool for executives. Restricted stock awarded to named executive officers other than Messrs. Tomlinson and Woods vests in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant. Restricted stock awarded to Messrs. Tomlinson and Woods was tied to a threshold level of performance over the period 2008 — 2014. Any restricted stock that has not vested at the end of 2014 will be forfeited. Under the performance measure established for 2009, 20% of the restricted stock awarded to Messrs. Tomlinson and Woods in 2008 vests if EPS is at least 75% of a target EPS of $1.32. The performance measure was satisfied for 2009, and, accordingly, 20% of the 2008 special equity awards held by Messrs. Tomlinson and Woods vested when the Committee certified performance on January 19, 2010.

2005 Special Equity Awards.  The Committee made TSYS restricted stock grants to Messrs. Tomlinson and Woods in 2005 to reflect their promotion to Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, and to serve as a vehicle for retaining their services in their new roles. Although the grants to Messrs. Tomlinson and Woods were awarded primarily for retention, the Committee tied the grants to a threshold level of performance over a seven-year period. Any restricted stock that has not vested at the end of the seven-year period will be forfeited. Under the performance measure established for 2009, 20% of the restricted stock awarded in 2005 vests if EPS is at least 75% of a target EPS of $1.32. The performance measure was satisfied for 2009, and, accordingly, 20% of the 2005 special equity awards held by Messrs. Tomlinson and Woods vested when the Committee certified performance on January 19, 2010.

Qualified Plans and Non-Qualified Deferred Compensation Plan.  During 2009, TSYS sponsored three qualified retirement plans that provide retirement income for a broad-based group of employees, including our executives. Specifically, during 2009 TSYS sponsored the TSYS Money Purchase Pension Plan, the TSYS Profit Sharing Plan and the TSYS 401(k) Savings Plan.

The Money Purchase Pension Plan has a fixed 7% of eligible compensation employer contribution every year. The Profit Sharing Plan and any employer contribution to the 401(k) Savings Plan are tied directly to TSYS’ performance. There are opportunities under both the Profit Sharing Plan and the 401(k) Savings Plan for employer contributions of up to 7% of eligible compensation. For 2009, TSYS’ named executive officers received a contribution of 7% of eligible compensation under the Money Purchase Pension Plan, no contribution under the Profit Sharing Plan and no contribution under the 401(k) Savings Plan. The retirement plan contributions for 2009 are included in the “All Other Compensation” column in the Summary Compensation Table on page 33.

In addition to these plans, TSYS sponsors the TSYS Deferred Compensation Plan (“Deferred Plan”). TSYS makes contributions to the Deferred Plan in an amount equal to the benefits that cannot be contributed to the qualified plans due to limits imposed by the IRS. In addition, participants in the Deferred Plan may elect to contribute all or a portion of their base pay and cash bonuses under the AIP to the Deferred Plan. Assets of the Deferred Plan are held in a rabbi trust, which is subject to claims by TSYS’ creditors. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan invest amounts held for their benefit among specified mutual funds. The available mutual funds are similar, but not identical, to the mutual funds offered under the 401(k) Savings Plan. Employer contributions to the Deferred Plan for 2009 are included in the “All Other Compensation” column in the Summary Compensation Table on page 33. Although the Deferred Plan does not provide “above market” interest, TSYS has elected to include earnings on deferred accounts in the “All Other Compensation” column in the Summary Compensation Table because the investment options under the Deferred Plan are not identical to the investment options under the 401(k) Savings Plan.

Analysis

Benchmarking.  The Committee uses information from companies that we consider our peers to review compensation of the named executive officers relative to the compensation paid to similarly- situated executives and to evaluate performance-based compensation plans. This process is often referred to as “benchmarking.” We believe that benchmarking is a point of reference for measurement, not the determinative driver of the named executive officers’ compensation or the performance-based plans.

TSYS believes that the peer group that should be used for compensation comparison purposes is not the same as the peer group that should be used for performance comparisons because the groups have different purposes. Compensation benchmarking peer groups are focused on competitors for talent, and performance peer groups are focused on competitors for capital or companies competing on the same economic playing field. Accordingly, TSYS has identified two peer groups: the Executive Compensation Benchmarking Group and the LTIP Benchmarking Group. The term “peer companies” is used in this Proxy Statement to refer to companies in the Executive Compensation Benchmarking Group or the LTIP Benchmarking Group, as applicable.

Information from companies in the Executive Compensation Benchmarking Group is used on an annual basis to benchmark compensation of the named executive officers. Companies in the Executive Compensation Benchmarking Group were selected by considering companies that compete in TSYS’ market for business and talent, companies with similar business operations and focus, and companies with similar organization size (revenues approximately one-half to two times those of TSYS). Companies in the Executive Compensation Benchmarking Group are:

Affiliated Computer Services, Inc. Alliance Data Systems Corp. Broadridge Financial Solutions Convergys Corp. Equifax Inc. Euronet Worldwide, Inc.	Fair Isaac Corp. Fidelity National Information Services, Inc. Fiserv, Inc. Global Payments, Inc. Global Cash Access Holdings, Inc. Heartland Payment Systems, Inc.	Jack Henry & Associates Mastercard Incorporated Metavante Technologies, Inc. Paychex, Inc. The Western Union Company VISA, Inc.

Information from companies in the LTIP Benchmarking Group is used to adjust LTIP performance awards based on TSYS’ TSR relative to the TSR of the LTIP Benchmarking Group. The LTIP Benchmarking Group consists of the companies in the S&P Technology Index.

As described above, TSYS benchmarks base salaries and “market” short-term and long-term incentive targets with the applicable peer companies. TSYS also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives using size-adjusted benchmark data at median. TSYS uses the peer companies for benchmarking total compensation, as well as external market surveys. TSYS uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data that may occur from year to year.

Tally Sheets.  The Committee reviews a tally sheet for the CEO annually and reviews tally sheets for other named executive officers on a recurring basis. Tally sheets are prepared by the Committee’s compensation consultant. Tally sheets present the dollar amount of each element of the named executive officer’s compensation package, including base salary, cash bonus under the AIP, current LTIP target award, perquisites, health and welfare benefits, contributions to the qualified plans and the Deferred Plan and outstanding equity awards. The tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, involuntary termination for cause, voluntary or involuntary termination without cause.

Tally sheets provide the Committee a summary of all elements of an executive’s compensation package, as well as information on wealth accumulation, so that the Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation and determine whether the executive’s compensation is reasonable. Although the tally sheets are not used to benchmark total compensation with our peer companies, the Committee considers total compensation paid to executives at our peer companies in considering the reasonableness of our executives’ compensation.

Analysis Summary.  Based on benchmarking analysis, review of the tally sheets, and review of other information presented by the Committee’s compensation consultant, the Committee determined that the named executive officers’ compensation is performance-oriented, competitive, designed to align with our strategic goals and reasonable.

Other Issues and Policies

Employment Agreements.  Absent special circumstances (e.g., executives employed as a result of an acquisition), TSYS executives generally do not have employment agreements. None of the named executive officers has an employment agreement.

Perquisites.  Perquisites are a very small part of our executive compensation program. Perquisites are offered to align our compensation program with competitive practices because similar positions at the peer companies offer similar perquisites. Perquisites are not tied to performance measures. Additional information on perquisites is set forth in footnote (5) of the Summary Compensation Table on page 33. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Post-Termination Compensation Philosophy.  TSYS’ executive compensation program is designed to reflect TSYS’ philosophy that compensation should generally be earned by executives while they are actively employed (i.e., while contributing to TSYS’ performance). Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance, as described above. TSYS has entered into limited post-termination arrangements when appropriate, such as the change of control agreements which are described under “Potential Payouts Upon Termination or Change-in-Control” on page 38. TSYS chose to enter into change of control arrangements with its executives to: (1) ensure the retention of executives and an orderly transition during a change of control; (2) ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) ensure a competitive compensation package because such arrangements are common in the market and it was determined that the agreements were important in recruiting and retaining executive talent.

Stock Ownership Guidelines.  To align the interests of our executives with our shareholders, TSYS has implemented stock ownership guidelines for our executives. Under the guidelines, executives are required to own a multiple of their base pay in TSYS stock. TSYS’ Chief Executive Officer is required to own TSYS stock valued at five times his base salary, the President is required to own TSYS stock valued at four times his base salary and the other named executive officers are required to own TSYS stock valued at three times their base salaries. Executives generally have a five-year grace period to comply with the guidelines, with an interim three-year goal. Until the guidelines are met, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee. All named executive officers are currently in compliance with the guidelines.

Recoveries.  Under TSYS’ “clawback” policy, the Committee may direct that TSYS recover all or a portion of any incentive award granted or paid if the incentive award is computed using materially misstated financial information or other performance metric criteria. The amount to be recovered is equal to the excess of the incentive award paid or granted over the incentive award that would have been paid or granted had the financial information or performance metric been fairly stated at the time the incentive award was paid or granted, or any greater or lesser amount (up to the entire incentive award) that the Committee determines.

The Committee may use one or more of the following methods to effect a recovery: seek repayment, reduce (subject to applicable law) the amount that would otherwise have been paid, or withhold payment of future increases in compensation or grants of compensatory awards.

Tax Considerations.  In making compensation decisions the Committee considers that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million to certain executive officers, with an exception for performance-based compensation. Base pay of each of our named executive officers is tax-deductible because it is less than $1 million. We have designed much of the other compensation paid to our named executive officers to qualify for the performance-based exception. When necessary to meet the requirements for deductibility under the Internal Revenue Code, members of the Committee may abstain from voting on performance-based compensation.

TSYS may elect to provide compensation that is not tax-deductible if we believe the benefits of doing so outweigh the loss of a tax deduction. At this time, TSYS is not entitled to a deduction for certain costs related to an executive’s personal use of corporate aircraft. We believe that a limited amount of personal use each year is an appropriate perquisite for our executives, despite the loss of a tax deduction.

With the exception of excise taxes that may be due with respect to the change of control agreements, TSYS does not “gross-up” its named executive officers for taxes that are due with respect to their compensation. An estimate of the potential excise taxes payable in connection with a change in control is included under “Potential Payouts Upon Termination or Change-in-Control” on page 38.

Consideration of Risk.  TSYS’ executive compensation program provides payment opportunities related to different time periods (i.e., short and long-term components); however, TSYS does not offer incentives that promote short-term objectives at the expense of long-term shareholder value. Elements of compensation include current cash payments, deferred cash and equity awards. Payouts are based on a combination of financial metrics and stock performance. Amounts paid to executives under our program are reasonable compared to market, and the Committee retains significant discretion to limit performance-based compensation. The Committee considers the risks inherent in our executive compensation program, and the Committee has determined that our program is balanced and does not encourage executives to take unnecessary and excessive risks.

Accounting Considerations.  We account for all compensation paid in accordance with accounting principles generally accepted in the United States. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Compensation Realized By Named Executive Officers for 2009

The Summary Compensation Table on page 33 provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were not realized by the executives in connection with the 2009 year. For example, the Summary Compensation Table reflects grant date fair values of equity awards (i.e., options, restricted stock and performance shares) for 2009 rather than the financial benefit realized by the executives in 2009 as a result of the exercise of stock options or the vesting of restricted shares. This information is, however, set forth in the Option Exercises and Stock Vested table on page 39.

The following table only reflects compensation realized by each executive for 2009 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2009. For example, the LTIP awards for 2009 are not included in the table because the awards did not vest during 2009. Detailed information on all compensation opportunities that were made available in 2009 and all compensation paid to or earned by the named executive officers during 2009 is included in this CD&A and the series of tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Compensation Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2009 is performance-oriented, competitive, designed to align with our strategic goals and reasonable.

The following table reflects the components of the compensation realized by the named executive officers for 2009:

				Value Realized on
				Vesting of
		Annual Cash Bonus	Value Realized on	Restricted Stock
		Paid at 0% of	Exercise of Options	Awards During	All Other
Name and Principal Position	Base Pay	Target(1)	During 2009(2)	2009(3)	Compensation(4)	Total

Philip W. Tomlinson	$840,000	$0	$0	$729,306	$321,470	$1,890,776
Chairman of the Board and Chief Executive Officer
James B. Lipham	382,250	0	0	206,847	155,202	744,299
Senior Executive Vice President and Chief Financial Officer
M. Troy Woods	610,000	0	0	580,223	325,490	1,515,713
President and Chief Operating Officer
William A. Pruett	440,000	0	0	227,292	124,955	792,247
Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye	440,000	0	0	219,314	117,971	777,285
Senior Executive Vice President and Chief Information Officer

(1)	No annual cash bonuses were paid under the AIP for 2009 performance.

(2)	No named executive officer exercised any options during 2009. All outstanding vested options held by the named executive officers as of December 31, 2009 were “underwater.” For a complete list of each named executive officer’s outstanding options, see columns 1-5 of the Outstanding Equity Awards at Fiscal Year-End table on page 35.

(3)	The value realized on vesting means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For a complete list of each named executive officer’s unvested restricted stock awards and performance shares, see columns 6-9 of the Outstanding Equity Awards at Fiscal Year-End table on page 35.

(4)	The components of All Other Compensation for each named executive officer are set forth in footnotes (4) and (5) to the Summary Compensation Table on page 33.

Significant Events After December 31, 2009

Because of the uncertainties in the current economic environment that impact the credit card market, base pay for the named executive officers was not increased effective January 1, 2010. The Committee will revisit this issue after the financial results for the first quarter of 2010 become available.

The Committee is in the process of reviewing the AIP and the LTIP to determine if better alignment of incentive compensation with corporate strategy is appropriate for 2010.

Conclusion

For the reasons described above, we believe that each element of compensation in our executive compensation program and the total compensation paid to or earned by each named executive officer in 2009 is performance-oriented, competitive, designed to align with our strategic goals and reasonable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Compensation Committee
Mason H. Lampton, Chairman
Kriss Cloninger III
Walter W. Driver, Jr.

COMPENSATION TABLES AND NARRATIVES

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of these fiscal years. The short-term incentive amounts paid to the named executives for these fiscal years are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings, if applicable, for the named executive officers for these three fiscal years are set forth in the “All Other Compensation” column.

								Change in
								Pension
								Value and
							Non-Equity	Nonquali-
							Incentive	fied
							Plan	Deferred	All Other
				Stock		Option	Com-	Compensation	Com-
		Salary	Bonus	Awards		Awards	pensation	Earnings	pensation
Name and Principal Position	Year	($)	($)	($)(1)		($)(1)	($)(3)	($)	($)		Total ($)

Philip W. Tomlinson	2009	$840,000	—	$1,459,382	(2)	$1,417,621	$0	—	$321,470	(4)(5)	$4,038,473
Chairman of the Board	2008	827,774	—	2,246,533		1,831,810	206,943	—	178,567		5,291,627
and Chief Executive Officer	2007	711,833	—	802,882		3,585,293	960,930	—	656,940		6,717,878
James B. Lipham	2009	382,250	—	274,881	(2)	387,062	0	—	155,202	(4)(5)	1,199,395
Senior Executive Vice	2008	382,261	—	1,204,934		566,159	81,230	—	85,610		2,320,194
President and Chief Financial Officer	2007	347,500	—	124,682		1,748,514	398,790	—	203,556		2,823,042
M. Troy Woods	2009	610,000	—	1,124,211	(2)	1,029,460	0	—	325,490	(4)(5)	3,089,161
President and Chief	2008	610,018	—	1,783,029		1,381,035	152,504	—	145,539		4,072,125
Operating Officer	2007	500,000	—	565,627		2,194,167	675,000	—	472,264		4,407,058
William A. Pruett	2009	440,000	—	316,412	(2)	445,536	0	—	124,955	(4)(5)	1,326,903
Senior Executive Vice	2008	440,013	—	1,279,674		659,440	93,503	—	98,513		2,571,143
President and Chief Client Officer	2007	416,000	—	148,505		1,960,847	477,360	—	218,692		3,221,404
Kenneth L. Tye	2009	440,000	—	316,412	(2)	445,536	0	—	117,971	(4)(5)	1,319,919
Senior Executive Vice	2008	440,013	—	1,273,679		651,687	93,503	—	90,019		2,548,901
President and Chief	2007	400,000	—	140,626		1,813,011	459,000	—	199,144		3,011,781
Information Officer

(1)	The amounts in these columns represent the aggregate grant date fair value of the awards reported in these columns computed in accordance with FASB ASC Topic 718. For stock awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values of the performance share awards to the named executive officers assuming that the highest level of performance conditions will be attained are $2,490,944, $680,117, $1,808,898, $782,875 and $782,875 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, in 2009 and $2,686,930, $779,074, $2,072,066, $896,801 and $896,801 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, in 2008. For a discussion of the assumptions used in calculating the values of the awards reported in these columns, see Note 16 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2009. Additional information regarding the 2009 awards is set forth in the Grants of Plan-Based Awards table below.

(2)	This amount includes the aggregate grant date fair value of the performance shares awarded in 2009, all of which have been forfeited because the 2009 growth in EPS performance measure was not met.

(3)	The amounts in this column represent the Annual Incentive Program cash awards paid.

(4)	Amount includes allocations to qualified defined contribution plans of $17,150 for each executive and allocations to nonqualified deferred compensation plans (including earnings) of $282,225, $118,553, $298,085, $96,938 and $88,586 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.

(5)	Amount for each executive includes the cost incurred by TSYS in connection with providing the perquisite of an automobile allowance, the incremental cost to TSYS for reimbursement of club dues, if any, and the actuarial value of providing term life insurance like coverage. The amount also includes the cost incurred by TSYS for security alarm monitoring and for tax return preparation services for each executive except Mr. Pruett, the incremental cost to TSYS for personal use of the corporate aircraft for each executive except Mr. Tye and the cost incurred by TSYS for providing financial planning services for Messrs. Tomlinson and Tye. None of these perquisites individually exceeded $25,000. The aggregate incremental cost incurred by TSYS in connection with providing perquisites was $22,095, $19,499, $10,255, $10,867 and $12,235 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.

GRANTS OF PLAN-BASED AWARDS
in 2009

The table below sets forth the short-term incentive compensation (payable in cash) and long-term incentive compensation (paid in the form of performance-based awards and stock options) awarded to the named executive officers in 2009.

												All Other
												Option		Grant
												Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts						Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive						Securities	Price of	Stock
		Action	Plan Awards(2)			Plan Awards						Underlying	Option	and
	Grant	Date	Threshold	Target	Maximum	Threshold		Target		Maximum		Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#/$)		(#/$)		(#/$)		(#)(3)	($/Sh)	Awards

Philip W. Tomlinson			$0	$840,000	$1,680,000

	2/3/2009	1/26/2009										266,972	$13.11	$1,417,621

	2/3/2009	1/26/2009				$0	(4)	$1,050,000	(4)	$2,520,000	(4)			1,006,756

	3/30/2009	3/30/2009				0	(5)	14,781	(5)	14,781	(5)			202,352

	3/30/2009	3/30/2009				0	(6)	18,282	(6)	18,282	(6)			250,274

James B. Lipham			0	382,250	649,825

	2/3/2009	1/26/2009										72,893	13.11	387,062

	2/3/2009	1/26/2009				$0	(4)	$286,688	(4)	$688,050	(4)			274,881

M. Troy Woods			0	610,000	1,220,000

	2/3/2009	1/26/2009										193,872	13.11	1,029,460

	2/3/2009	1/26/2009				$0	(4)	$762,500	(4)	$1,830,000	(4)			731,096

	3/30/2009	3/30/2009				0	(5)	10,434	(5)	10,434	(5)			142,841

	3/30/2009	3/30/2009				0	(6)	18,282	(6)	18,282	(6)			250,274

William A. Pruett			0	440,000	748,000

	2/3/2009	1/26/2009										83,905	13.11	445,536

	2/3/2009	1/26/2009				$0	(4)	$330,000	(4)	$792,000	(4)			316,412

Kenneth L. Tye			0	440,000	748,000

	2/3/2009	1/26/2009										83,905	13.11	445,536

	2/3/2009	1/26/2009				$0	(4)	$330,000	(4)	$792,000	(4)			316,412

(1)	The Compensation Committee met on January 26, 2009 and approved the grant of equity awards to the named executive officers effective February 3, 2009. The Committee also met on March 30, 2009 and determined the payout schedule for 2009 performance for previously approved performance-based awards for the named executive officers.

(2)	The amounts shown in these columns represent the threshold, target and maximum amounts payable under the Annual Incentive Program for 2009. Awards are paid in cash and are based upon attainment of earnings per share percentage growth goals. No annual cash bonuses were paid to the named executive officers for 2009.

(3)	These stock options vest in three annual installments of one-third (1/3) each, beginning on the first anniversary of the grant date.

(4)	The amounts shown represent the potential value, in dollars, of the equity payout for these performance share awards if the threshold, target or maximum goals are achieved. As of December 31, 2009, the number of performance shares to be awarded was not determinable. The Compensation Committee met on January 19, 2010 and determined that none of these performance shares will vest, and the performance shares were forfeited. The actual number of shares that could have been issued depended on the outcome of two performance measures: a 2009 growth in earnings per share measure and a three-year total shareholder return measure from January 1, 2009 through December 31, 2011. Vesting would have occurred upon the Compensation Committee’s certification subsequent to December 31, 2011 of the attainment of the performance measure. After the first performance measurement period ended, dividend equivalents equal to cash dividends on TSYS stock would have been paid on 80% of the number of shares earned from the earnings per share measurement. The dividend equivalents would have been paid out in the form of TSYS stock to the extent that the performance shares were earned.

(5)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on March 30, 2009 for these shares, which are the remaining unvested portion of performance-based restricted stock awarded to Messrs. Tomlinson and Woods effective January 20, 2005. The 2005 award provided for a five to seven-year vesting period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Committee met on January 19, 2010 and determined that the performance measure for 2009 was attained, and therefore, these shares vested.

(6)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on March 30, 2009 for these shares, which represent 20% of performance-based restricted stock awarded to Messrs. Tomlinson and Woods effective February 6, 2008. The 2008 award provided for a five to seven-year vesting period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Committee met on January 19, 2010 and determined that the performance measure for 2009 was attained, and therefore these shares vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2009

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards
									Number	Equity
						Number			of	Incentive Plan
						of			Unearned	Awards:
						Shares		Market	Shares,	Market or
		Number of	Number of			or Units		Value of	Units or	Payout Value of
		Securities	Securities			of Stock		Shares or	Other	Unearned
		Underlying	Underlying			That		Units of	Rights	Shares, Units or
		Unexercised	Unexercised	Option		Have		Stock That	That	Other Rights
	Option	Options	Options	Exercise	Option	Not		Have Not	Have Not	That Have Not
	Grant	(#)	(#)	Price	Expiration	Vested		Vested	Vested	Vested
Name	Date(1)	Exercisable	Unexercisable(2)	($)	Date	(#)		($)	(#)	($)

Philip W. Tomlinson	1/20/2000	34,025	—	$18.87	1/19/2010
	1/17/2001	28,596	—	27.62	1/16/2011
	5/10/2001	478,652	—	30.29	5/9/2011
	4/29/2002	36,576	—	27.69	4/28/2012
	1/21/2004	55,704	—	26.85	1/20/2014
	1/21/2005	62,963	—	28.02	1/20/2015
	1/31/2006	89,712	—	28.91	1/30/2016
	1/31/2007	19,548	9,774	33.36	1/30/2017
	2/6/2008	16,104	32,697	21.88	2/5/2018
	3/31/2008	45,969	93,331	23.66	3/30/2018
	2/3/2009	—	266,972	13.11	2/2/2019
						3,482	(3)	$60,134
						10,899	(4)	188,226
									16,280 (5)	$281,156
									— (6)	0 (7)
									14,781 (8)	255,268
									73,126 (9)	1,262,886
James B. Lipham	1/20/2000	10,717	—	18.87	1/19/2010
	1/17/2001	14,933	—	27.62	1/16/2011
	5/10/2001	382,921	—	30.29	5/9/2011
	4/29/2002	12,734	—	27.69	4/28/2012
	1/21/2004	22,062	—	26.85	1/20/2014
	1/21/2005	11,644	—	28.02	1/20/2015
	1/31/2006	33,607	—	28.91	1/30/2016
	1/31/2007	7,476	3,738	33.36	1/30/2017
	2/6/2008	5,896	11,972	21.88	2/5/2018
	3/31/2008	13,328	27,062	23.66	3/30/2018
	2/3/2009	—	72,893	13.11	2/2/2019
						1,333	(3)	23,021
						3,991	(4)	68,925
						27,423	(10)	473,595
									4,445 (5)	76,765
									— (6)	0 (7)
M. Troy Woods	1/20/2000	12,555	—	18.87	1/19/2010
	1/17/2001	17,157	—	27.62	1/16/2011
	5/10/2001	382,921	—	30.29	5/9/2011
	4/29/2002	14,630	—	27.69	4/28/2012
	1/21/2004	26,400	—	26.85	1/20/2014
	1/21/2005	21,415	—	28.02	1/20/2015
	1/31/2006	61,611	—	28.91	1/30/2016
	1/31/2007	13,732	6,865	33.36	1/30/2017
	2/6/2008	11,311	22,967	21.88	2/5/2018
	3/31/2008	35,450	71,975	23.66	3/30/2018
	2/3/2009	—	193,872	13.11	2/2/2019
						2,447	(3)	42,260
						7,656	(4)	132,219
									11,823 (5)	204,183
									— (6)	0 (7)
									10,434 (8)	180,195
									73,126 (9)	1,262,886

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards
									Number	Equity
						Number			of	Incentive Plan
						of			Unearned	Awards:
						Shares		Market	Shares,	Market or
		Number of	Number of			or Units		Value of	Units or	Payout Value of
		Securities	Securities			of Stock		Shares or	Other	Unearned
		Underlying	Underlying			That		Units of	Rights	Shares, Units or
		Unexercised	Unexercised	Option		Have		Stock That	That	Other Rights
	Option	Options	Options	Exercise	Option	Not		Have Not	Have Not	That Have Not
	Grant	(#)	(#)	Price	Expiration	Vested		Vested	Vested	Vested
Name	Date(1)	Exercisable	Unexercisable(2)	($)	Date	(#)		($)	(#)	($)

William A. Pruett	1/20/2000	12,555	—	18.87	1/19/2010
	1/17/2001	17,157	—	27.62	1/16/2011
	5/10/2001	382,921	—	30.29	5/9/2011
	4/29/2002	14,630	—	27.69	4/28/2012
	1/21/2004	26,400	—	26.85	1/20/2014
	1/21/2005	13,411	—	28.02	1/20/2015
	1/31/2006	39,369	—	28.91	1/30/2016
	1/31/2007	8,904	4,452	33.36	1/30/2017
	2/6/2008	7,058	14,332	21.88	2/5/2018
	3/31/2008	15,342	31,150	23.66	3/30/2018
	2/3/2009	—	83,905	13.11	2/2/2009
						1,587	(3)	27,407
						4,778	(4)	82,516
						27,423	(10)	473,595
									5,117 (5)	88,371
									— (6)	0 (7)
Kenneth L. Tye	1/20/2000	10,054	—	18.87	1/19/2010
	1/17/2001	14,616	—	27.62	1/16/2011
	5/10/2001	382,921	—	30.29	5/9/2011
	4/29/2002	12,463	—	27.69	4/28/2012
	1/21/2004	22,487	—	26.85	1/20/2014
	1/21/2005	11,845	—	28.02	1/20/2015
	1/31/2006	36,617	—	28.91	1/30/2016
	1/31/2007	8,432	4,215	33.36	1/30/2017
	2/6/2008	6,787	13,780	21.88	2/5/2018
	3/31/2008	15,342	31,150	23.66	3/30/2018
	2/3/2009	—	83,905	13.11	2/2/2019
						1,503	(3)	25,957
						4,594	(4)	79,338
						27,423	(10)	473,595
									5,117 (5)	88,371
									— (6)	0 (7)

(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)	All of the stock options set forth in this column are the remaining unvested portions of stock option grants that, under the terms of the grant, were to vest in three equal annual installments of one-third each beginning on the first anniversary of the grant date. These unvested stock options vest as follows: the stock options granted in 2007 vested on the third anniversary of the grant date, the stock options granted in 2008 vest in two equal annual installments on the second and third anniversaries of the grant date, and the stock options granted in 2009 vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These shares, which vested January 31, 2010, are the remaining unvested portion of restricted stock awards granted effective January 31, 2007.

(4)	These shares, which vest in two equal annual installments on February 6, 2010 and February 6, 2011, are the remaining unvested portion of restricted stock awards granted effective February 6, 2008.

(5)	These amounts represent the number of performance shares, awarded effective March 31, 2008, that would vest if the threshold level of performance is attained for the second of two performance measures. The actual number of shares that will be issued to these executives depends upon the outcome of two performance measures: a one-year growth in earnings per share measure (for calendar year 2008) and a three-year total shareholder return measure from January 1, 2008 through December 31, 2010. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2010 of the attainment of the performance measure. The Compensation Committee met on January 26, 2009 and determined that the initial numbers of performance shares at the end of the first performance measure were

20,349, 5,556, 14,778, 6,396 and 6,396 shares for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively. These amounts are subject to up or down adjustment of up to 20% based on TSYS’ performance for the remainder of the performance period. The number of performance shares shown in the table above assumes that the threshold level of performance is attained for the second performance measure and thus reflects a 20% downward adjustment to the initial number of performance shares.

(6)	The Compensation Committee met on January 19, 2010 and determined that performance shares denominated in dollars that were awarded effective February 3, 2009 will not vest, and the performance shares were forfeited. The number of performance shares that were awarded, and thus the number of performance shares that had not vested, was not determined as of December 31, 2009. The actual number of shares that could have been awarded depended on the outcome of two performance measures: a 2009 growth in earnings per share measure and a three-year total shareholder return measure from January 1, 2009 through December 31, 2011. Vesting would have occurred upon the Compensation Committee’s certification subsequent to December 31, 2011 of the attainment of the performance measure.

(7)	The payout value reflects the threshold performance level of attainment for this award, which results in no payout to the named executive officers for this award.

(8)	These shares are the remaining unvested portion of performance-based restricted stock awarded effective January 20, 2005. The 2005 award provided for a five to seven-year vesting period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Compensation Committee met on January 19, 2010 and determined that the performance measure for 2009 was attained, and therefore these shares vested.

(9)	These shares represent the unvested portion of the performance-based restricted stock awarded effective February 6, 2008. The 2008 award provided for a five to seven-year vesting period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Compensation Committee met on January 19, 2010 and determined that the performance measure for 2009 was attained, and therefore these shares vested.

(10)	These shares are the remaining unvested portion of restricted stock awards granted effective February 6, 2008 which vest in four equal annual installments of one-fourth each on February 6, 2010, February 6, 2011, February 6, 2012 and February 6, 2013.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into change of control agreements with our named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefits.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts will be paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three-year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2009.

			Pro Rata
		3-Years	Target
		Short-Term	Short-Term	Health &	Stock	Stock
	3x	Incentive	Incentive	Welfare	Award	Option	Excise Tax
	Base Salary	Award	Award	Benefits	Vesting(1)	Vesting(2)	Gross-up(3)	Total

Philip W. Tomlinson	$2,520,000	$2,444,400	$840,000	$56,016	$2,117,941	$—	—	$7,978,357
James B. Lipham	1,146,750	940,335	324,913	56,016	661,493	—	—	3,129,507
M. Troy Woods	1,830,000	1,775,100	610,000	56,016	1,872,776	—	—	6,143,892
William A. Pruett	1,320,000	1,082,400	374,000	56,016	693,978	—	—	3,526,394
Kenneth L. Tye	1,320,000	1,082,400	374,000	56,016	693,978	—	$356,467	3,882,861

(1)	Estimated by multiplying the stock and performance share awards that vest upon a change of control by the fair market value of TSYS stock on December 31, 2009.

(2)	Estimated by multiplying the number of options that vest upon a change of control by the difference in the fair market value on December 31, 2009 and the exercise price. Because the fair market value of TSYS stock on December 31, 2009 was less than the exercise price of all unvested options held by each named executive officer, the amount is estimated at zero for each executive.

(3)	Estimated by dividing the estimated excise tax under Section 4999 of the Internal Revenue Code by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so the executive is placed in the same position as though the excise tax did not apply. No gross-up payment is made if the change of control payment does not exceed the applicable IRS cap by 110%.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Non-Qualified Deferred Compensation Table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

In addition to vesting upon a change of control, outstanding stock options, restricted stock and performance share awards may vest when named executive officers terminate employment under other circumstances as follows:

•	Stock options held by the named executive officers will vest upon death, disability, termination of employment after age 62 or involuntary termination without cause;

•	Restricted stock awards held by the named executive officers will vest upon death (other than by suicide) or disability, and the Compensation Committee has the authority to determine whether restricted stock will vest at retirement. Although restricted stock awards are generally forfeited if a named executive officer terminates for reasons other than death, disability or retirement, the Committee has discretionary authority to vest some of the outstanding awards; and

•	Performance share awards will vest upon death, disability or termination of employment after age 62; provided, however, that the amount paid at disability or post-age-62 termination will be a pro rata portion based on the date of disability or termination. The Committee has discretionary authority to vest performance share awards if a named executive officer terminates for reasons other than death, disability or termination of employment after age 62.

OPTION EXERCISES AND STOCK VESTED
in 2009

The following table sets forth the number and corresponding value realized during 2009 with respect to restricted shares that vested for each named executive officer. No stock options were exercised by the named executives in 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Philip W. Tomlinson	—	—	14,783	$190,701
	—	—	18,282	235,838
	—	—	14,532	183,975
	—	—	3,587	45,411
	—	—	5,368	73,381
James B. Lipham	—	—	5,444	68,921
	—	—	1,371	17,357
	—	—	1,965	26,862
	—	—	6,855	93,708
M. Troy Woods	—	—	10,435	134,612
	—	—	18,282	235,838
	—	—	9,980	126,347
	—	—	2,519	31,891
	—	—	3,770	51,536
William A. Pruett	—	—	6,378	80,745
	—	—	1,634	20,686
	—	—	2,352	32,152
	—	—	6,855	93,708
Kenneth L. Tye	—	—	5,932	75,099
	—	—	1,547	19,585
	—	—	2,262	30,922
	—	—	6,855	93,708

(1)	The value realized on vesting of the indicated restricted shares means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting.

2009 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(2)	($)	($)(3)

Philip W. Tomlinson	—	$56,136	$226,089	—	$1,407,222
James B. Lipham	—	15,294	103,260	—	445,951
M. Troy Woods	$120,000	36,225	261,860	$39,551	1,014,659
William A. Pruett	—	20,195	76,742	—	551,702
Kenneth L. Tye	—	20,195	68,391	—	458,787

(1)	The amount reported in this column is reported in the Summary Compensation Table for 2009 as “Salary.”

(2)	The amounts reported in these columns are reported in the Summary Compensation Table for 2009 as “All Other Compensation.”

(3)	Of the balances reported in this column, the amounts of $720,486, $249,538, $562,499, $287,050 and $283,516 with respect to Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Woods’ balance includes deferred director fees and earnings on those fees of $43,009. Employees who serve as directors are no longer compensated for their services as directors.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. A rabbi trust is a type of trust used to defer taxation of certain compensation. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of TSYS so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by TSYS, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

In addition, the policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Board.

Related Party Transactions

The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2009, TSYS provided electronic payment processing and other card related services to Columbus Bank and Trust Company, a banking subsidiary of Synovus (“CB&T”), and certain of Synovus’ other banking subsidiaries for payments of $14,133,675. Also during 2009, Synovus and its subsidiaries paid TSYS an aggregate of $1,998,972 for miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services provided by TSYS.

TSYS and Synovus and TSYS and CB&T are parties to Lease Agreements pursuant to which Synovus and CB&T leased space from TSYS for lease payments aggregating $872,445 during 2009.

During 2009, TSYS Total Debt Management, Inc., a subsidiary of TSYS during 2009, derived $65,634 in revenues from CB&T for debt collection services. Also, during 2009, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a subsidiary of TSYS, $374,586 for printing services.

Richard E. Anthony, a director of TSYS, is Chairman of the Board and Chief Executive Officer of Synovus. James H. Blanchard, a director of TSYS, is a director of Synovus and has a son who serves as an executive officer of CB&T. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of Synovus’ 2009 gross revenues.

TSYS is a party to a Joint Ownership Agreement with Synovus and a third party pursuant to which they jointly own or lease aircraft. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid $1,504,984 for its use of the aircraft during 2009.

Mack Paul Daffin, Jr., a son-in-law of Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer of TSYS, was employed by a subsidiary of TSYS as an Executive Vice President and Chief Information Officer during 2009. Mr. Daffin received $227,298 in compensation during 2009. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2009. Mr. Hunter received $125,103 in compensation during 2009. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS.

None of the transactions described above required review, approval or ratification under TSYS’ Related Party Transaction Policy as they occurred or the ongoing transaction began prior to the adoption of the policy by the TSYS Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of our independent directors and determined that none of the relationships constitute a direct or indirect material relationship with TSYS:

•	an entity of which Mr. Cloninger serves as an executive officer made payments to and received payments from TSYS for services in the ordinary course of business during 2009, which payments did not approach the 2% of that company’s annual consolidated gross revenues threshold set forth in the Board’s guidelines for independence and which payments represent less than 2% of TSYS’ consolidated gross revenues;

•	an entity in which each of Mr. Turner and Mr. Miller and their immediate family members own a less than ten percent equity interest made payments to and received payments from TSYS for property or services in the ordinary course of business during 2009, which transactions were in accordance with the Board’s guidelines for independence, and which payments represent less than 2% of that company’s annual consolidated gross revenues and less than 2% of TSYS’ consolidated gross revenues; and

•	an immediate family member of Mrs. Yarbrough and an immediate family member of Mr. Ussery each was compensated as a non-executive employee of TSYS during 2009, which employment was in accordance with the Board’s guidelines for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2009.

	Shares of TSYS Stock	Percentage of Outstanding Shares of
	Beneficially Owned	TSYS Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/09	as of 12/31/09

Synovus Trust Company, N.A.(1)	23,833,052 (2)	12.1%
1148 Broadway Columbus, Georgia 31901

FMR LLC	14,344,657 (3)	7.3%
82 Devonshire Street Boston, Massachusetts 02109

(1)	The shares of TSYS stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2009, the banking, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 23,841,875 shares of TSYS stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 22,045,195 shares as to which it possessed sole voting power, 22,170,854 shares as to which it possessed sole investment power, 230,315 shares as to which it possessed shared voting power and 1,429,074 shares as to which it possessed shared investment power. The other banking, investment advisory and trust subsidiaries of Synovus held 8,823 shares as to which they possessed shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary and advisory capacities.

(3)	As of December 31, 2009, the investment advisory, investment company and bank subsidiaries of FMR LLC, possessed sole voting power with respect to 453,392 TSYS shares and sole investment power with respect to 14,344,657 TSYS shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

To TSYS’ knowledge, based solely on its review of such reports submitted to TSYS, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2011 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 19, 2010. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Total System Services, Inc.
One TSYS Way
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2011 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 22, 2010 and not later than January 21, 2011. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2009 fiscal year is included in TSYS’ 2009 Annual Report that is being provided to TSYS’ shareholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also posted to our website at http://annualreport.tsys.com.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, TSYS has retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS is not householding proxy materials for its shareholders of record in connection with its 2010 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact TSYS by calling (706) 644-6081 or by writing Director of Investor Relations, Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902 to request a separate copy of the Annual Report and Proxy Statement for the 2010 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the TSYS Board of Directors.

Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer

March 19, 2010

APPENDIX A

TOTAL SYSTEM SERVICES, INC.

CATEGORICAL DIRECTOR INDEPENDENCE GUIDELINES

The following independence guidelines have been approved by the Board of Directors and are included within TSYS’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following guidelines to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

A-1

•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with the Company so long as the director’s ownership interest does not exceed 10% of the total equity or partnership interests of the other party. For purposes of this independence guideline, a person owns an equity interest in a corporation or limited liability company if he or she has or shares voting or investment control over the equity interest. Equity or limited partnership interests owned by an immediate family member of a director are considered to be held by the director.

•	For relationships which existed prior to the spin-off of the Company by Synovus Financial Corp., the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) no event of default has occurred under any extension of credit from an affiliate of the Company.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence guidelines an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence guidelines “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.

TOTAL SYSTEM SERVICES, INC.

INTERNET
http://www.proxyvoting.com/tss
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼  FOLD AND DETACH HERE  ▼
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please mark your votes as indicated in this example
1. To elect the following seven nominees as directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Richard E. Anthony				1.5 M. Troy Woods				2. To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2010.
1.2 Sidney E. Harris				1.6 James D. Yancey
1.3 Mason H. Lampton	1.7 Rebecca K. Yarbrough	The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.

Please be sure to sign and date this Proxy.
1.4 John T. Turner

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Total System Services, Inc. account online.
Access your Total System Services, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Total System Services, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://annualreport.tsys.com
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TOTAL SYSTEM SERVICES, INC.
POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506
ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD APRIL 21, 2010
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS
     The undersigned shareholder of Total System Services, Inc. hereby appoints James B. Lipham and Dorenda K. Weaver as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 11, 2010 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 21st day of April, 2010, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present.
     The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
     IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)
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